================================= Definitions ==================================

Age means the insured's age as of the nearest birthday measured from a policy anniversary.

Amount at risk is the sum insured less the policy value.

Company means First Allmerica Financial Life Insurance Company.

Date of issue is stated on page 3. Policy months, years and anniversaries are measured from this date.

Debt means all unpaid policy loans plus interest due or accrued on such loans.

Evidence of insurability is information, including medical information satisfactory to the Company that is used to determine the insured's class of risk.

Final premium payment date is the policy anniversary nearest the insured's 95th birthday. No premiums may be paid after this date. The death proceeds after the final premium payment date will be the policy value less debt.

Minimum monthly factor is used to determine if the policy will lapse within one year of the date of issue of the policy or an increase in the face amount. See the Grace Period and Policy Lapse provision on pages 11-12.

Monthly payment date is the date on which the insurance charge and administrative charge are deducted from the policy value. This date is shown on page 3.

Policy change means any change in the face amount, the addition or deletion of a rider or a change in the sum insured option.

Principal Office means the Company's office located at 440 Lincoln Street, Worcester, Massachusetts 01653 (1-800-533-7881).

Written request is a request in writing satisfactory to the Company and filed at its Principal Office.

You or your means the owner as shown in the application or the latest change filed with the Company.


Form 1018.1-94                               7

============================== General Provisions ==============================

Entire Contract--This policy is a contract between the owner and the Company. This policy, with a copy of the application attached to it, is the entire contract. The entire contract also includes a copy of any application for an increase in the face amount and supplemental pages issued as provided in the Benefit Change Provision.

All statements in the application are considered representations and not warranties. The Company will not use any statement to contest this policy or defend a claim unless the statement is in an application. Agents are not permitted to change this contract or extend the time for paying premiums. Only the President, a Vice President or the Secretary of the Company may modify the provisions of this policy, and then only in writing.

Incontestability--Except for failure to pay premiums, this policy cannot be contested after the policy has been in force during the insured's lifetime for two years from the date of issue.

An increase in the face amount as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the insured's lifetime for two years from its effective date, except for failure to pay premiums.

Non-Participating--This policy is non-participating.

Adjustment of Cost Factors--Monthly insurance charges and interest rates used to calculate the policy value are set by the Company, subject to the guarantees set forth in this policy. Any changes in these factors will be by class of risk and will be based on changes in future expectations for such elements as: investment earnings, mortality, persistency and expenses.

Suicide Exclusion--The risk of suicide of the insured within two years of the date of issue of this policy is not assumed. Instead of the death benefit, the beneficiary will receive the sum of the premiums paid, less the sum of any outstanding debt and partial withdrawal amounts.

The risk of suicide of the insured within two years of the effective date of any increase in the face amount as a result of a request by the owner which includes evidence of insurability is also not assumed to the extent of such increase. Instead of the death benefit, the beneficiary will receive the administrative charge and insurance charges paid for such increase.

Misstatement of Age or Sex--If the insured's age or sex or both is misstated, the death proceeds will be adjusted if death occurs before the final premium payment date. The adjusted death proceeds will be equal to the policy value plus the benefit which the insurance charges for the amount at risk on the monthly payment date immediately prior to the date of death would have purchased at the correct age and sex. In no event will the sum insured be reduced to less than the guideline minimum sum insured.

Ownership of Assets--The Company shall have exclusive and absolute ownership and control of its assets, including the assets of the Variable Account.

Protection of Proceeds--To the extent allowed by law, the proceeds of this policy and any payments made under it will be exempt from attachment by the claims of creditors of the payee. No beneficiary can assign, transfer, anticipate or encumber the proceeds or payments unless you give them this right.

Annual Report--An annual report will be mailed to you at your last known address. This report will show the following information as of the policy anniversary:

o     the sum insured;

o the policy value in the General Account and in each sub-account of the Variable Account;

o     the surrender value;

o     premiums paid and monthly deductions made during the policy year;

o     existing debt;

o     changes in the guideline premiums; and

o     any information required by law.


Form 1018.1-94                         8

============================ Owner and Beneficiary =============================

Owner--The insured is the owner of this policy unless another is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. The consent of the insured is required whenever the face amount of insurance is increased. You may exercise all other rights and options granted by this policy, subject to the consent of any irrevocable beneficiary. The consent of any revocable beneficiary is not required.

Assignment--This policy may be assigned by written request. An absolute assignment will transfer ownership of the policy from you to the assignee. The policy may also be collaterally assigned as security. The limitations on your ownership rights while a collateral assignment is in force are set forth in the assignment. An assignment will take place only when recorded at the Principal Office. When recorded, the assignment will take effect as of the date the written request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by the Company before the change is recorded.

The Company will not be responsible for the validity of any assignment or the extent of any assignee's interest. If you assign this policy as collateral, any excess of the amount due the assignee will accrue to those otherwise entitled to it.

Beneficiary--The beneficiary is named by you to receive the death proceeds. The interest of any beneficiary will be subject to any assignment. You may declare your choice of any beneficiary to be revocable or irrevocable. A revocable beneficiary may be changed by you at a later time. An irrevocable beneficiary must consent in writing to any change. Unless otherwise indicated, the beneficiary will be revocable.

A change of beneficiary may be made by written request while the insured is living. The change will take place as of the date the request is signed even if the insured is not living on the day the request is received. Any rights created by the change will be subject to any payments made or actions taken by the Company before the written request is received.

The interest of a beneficiary who dies before the insured will pass to the surviving beneficiaries in proportion to their share in the proceeds unless otherwise provided. If all beneficiaries die before the insured, the death proceeds will pass to the owner.


Form 1018.1-94                         9

=================================== Premiums ===================================

Premiums--Premiums are payable to the Company. Premiums may be paid at any time prior to the final premium payment date to the Principal Office or to an agent of the Company. On written request a premium receipt signed by a Company officer will be given after payment. This policy will not be in force until the first premium is paid. No premium payment may be less than $100 without the Company's consent. The amount of premium which must be paid to keep the policy in force is described in the Grace Period and Policy Lapse provision.

Maximum Premium--The Company may limit the maximum premium received in any policy year to an amount not less than the guideline level premium. In addition, the sum of the premiums paid less any partial withdrawals may not exceed the greater of:

o     the guideline single premium; or

o     the sum of the guideline level premiums to the date of payment.

The amounts of the guideline premiums are shown on page 4. The guideline premiums will change whenever there is a policy change. The new guideline premiums will be shown in the new specification pages. These premium limitations do not apply to the extent necessary to prevent lapse of the policy during the policy year.

The guideline premiums are determined according to the rules set forth in the federal tax law. The guideline premiums will be adjusted to conform to any changes in the federal tax law.

In the event the maximum premium limit applies, the Company will refund the excess payment, with interest, to the owner within 60 days after the policy anniversary. The Company will pay interest on each premium refund at the General Account interest rate in effect on the date such premium was paid.

Net Premium and Allocation of Net Premiums--The net premium is equal to the premium less the tax expense charge. The current tax expense charge is shown on page 4. The tax expense charge approximates the expense to the Company associated with state and local premium taxes and the federal deferred acquisition charge. The Company reserves the right to change the tax expense charge to reflect changes in the Company's tax expenses.

You may allocate the net premiums to one or more of the sub-accounts of the Variable Account, to the General Account, or to any combination of these accounts. You may not allocate net premiums to more than seven sub-accounts of the Variable Account at any one time without the consent of the Company. The minimum percentage that you may allocate to any one of these accounts is 1% of the net premium paid. All percentage allocations must be in whole numbers. The total allocation to all selected accounts must equal 100%.

The sub-accounts that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. You may change the allocation of future net premiums at any time on written request.

Insurance Charge--Beginning on the date of issue and monthly thereafter, prior to the final premium payment date, an insurance charge will be deducted from the policy value. You may specify from which sub-account of the Variable Account this charge will be deducted. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt. To the extent this charge is allocated to the General Account, it will be deducted on a last-in, first-out basis. If the sub-account you specify does not have funds sufficient to cover the charge, the Company will deduct the charge as if no specification were made.

The charge equals the sum of the insurance charges applicable to the following:

o     the initial face amount; plus

o     each increase in the face amount; plus

o     any rider benefits.


Form 1018.1-94                         10                 (Continued on page 11)

     Premiums (Continued from page 10)

The insurance charge will be determined each month by the Company. Any change in the insurance charge will be uniform by premium class. The monthly insurance charge will be adjusted for any decreases in the face amount according to the Benefit Change Provision.

The monthly insurance charge for the initial face amount will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Insurance Charge Table for the insured's age;

      (2) is the initial face amount divided by 1,000. For the purpose of this calculation, the initial face amount will be reduced by the policy value minus charges for rider benefits at the beginning of the month if Sum Insured Option 1 is in effect to the extent such policy value does not exceed the initial face amount; however, if the policy value exceeds the initial face amount while Sum Insured Option 1 is in effect, the excess policy value will be applied to reduce any increases in the face amount in the order in which the increases were issued.

The monthly insurance charge for each increase in the face amount issued at the owner's request will not exceed (1) multiplied by (2) where:

      (1) is the cost of insurance rate shown in the Supplemental Insurance Charge Table for the insured's age; and

      (2) is the amount of the increase in the face amount divided by 1,000. For the purpose of this calculation, the increase in the face amount will be reduced by the excess policy value minus charges for rider benefits (as described in the monthly insurance charge for the initial face amount, above) at the beginning of the month if Sum Insured Option 1 is in effect.

If the sum insured is the guideline minimum sum insured as defined on page 13, the monthly insurance charge for that portion of the sum insured which exceeds the face amount will not exceed (1) multiplied by the quotient of (2) divided by 1,000 where:

      (1)   is the cost of insurance rate applicable to the initial face amount;
            and

      (2)   is the sum insured less

            (a) the greater of the face amount or the policy value if Sum Insured Option 1 is in effect; or

            (b) the face amount plus the policy value if Sum Insured Option 2 is in effect.

The maximum rates shown in the Supplemental Insurance Charge Table will be the same as the rates shown on page 5 if the insured's premium class remains the same.

Cost of Insurance Rate--The cost of insurance is based on the insured's age, sex and risk classification. The guaranteed rates are based on the Commissioner's 1980 Standard Ordinary Mortality Table, Smoker or Non-Smoker, Male, or Female (or appropriate increases in such tables for rated risks). The non-guaranteed monthly cost of insurance rate will be reviewed by the Company when rates for new flexible premium variable life insurance policies change. Rates will be reviewed not more than once each year nor less than once in a five-year period. The cost will not exceed the guaranteed amounts shown in the Insurance Charge Table and any supplements to it.

Grace Period and Policy Lapse--Beginning on the date of issue of this policy and the effective date of any increase in the face amount, and continuing for the next 47 monthly payment dates on which monthly deductions are made, the grace period will begin if both of the following conditions are met:

o the surrender value is less than the amount needed to pay the next monthly insurance charge; the $5 monthly administrative charge, if applicable; and any loan interest accrued; and

o the sum of the premiums paid less any debt, partial withdrawals and withdrawal charges since the later of:

            the date of issue of this policy;

            the effective date of any increase in the face amount; or

            the date of a policy change which causes a change in the minimum monthly factor;

      is less than the minimum monthly factor multiplied by the number of months which have elapsed since that date.


Form 1018.1-94                         11                 (Continued on page 12)

Premiums (Continued from page 11)

After 48 monthly deductions have been made since the date of issue of this policy and the effective date of any increase, the grace period will begin if the surrender value is less than the amount needed to pay the next monthly deduction plus any loan interest accrued.

The minimum monthly factor as of the date of issue is shown on page 5. The factor will change if there is a policy change. The new factor will be shown in the new specification pages.

The first day of the grace period is called the date of default. The Company will send a notice to your last known address, or to the person named by you to receive this notice, on the date the grace period begins. The notice will state the due date and the amount of premium payable to keep the policy in force. The grace period continues for 62 days. The policy is in force during the grace period. The death benefit payable during the grace period will be reduced by any overdue charges. A lapse occurs if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse.

The Company also will send a notice to your last known address at least 15 and not more than 45 days prior to the end of the grace period if the surrender value is not adequate to prevent lapse.

Reinstatement--This policy may be reinstated during the insured's lifetime if this policy has lapsed or foreclosed and has not been surrendered. You may not reinstate more than three years after the date of default or foreclosure. The policy will be reinstated effective on the monthly payment date following the date you provide the Company with the following:

o     a written application for reinstatement;

o evidence of insurability showing the insured is insurable according to the Company's underwriting rules; and

o     payment of the reinstatement premium.

If fewer than 48 monthly deductions have been made since the date of issue of the policy and an increase in the face amount, the reinstatement premium is the lesser of the amount shown in A or B:

Under A, the minimum amount payable is the minimum monthly factor for the three-month period beginning on the date of reinstatement.

Under B, the minimum amount payable is the sum of:

o the amount by which the surrender charge, as of the date of reinstatement, exceeds the policy value on the date of default; plus

o     three monthly administrative fees; and

o insurance charges for the three-month period beginning on the date of reinstatement.

If 48 monthly deductions have been made since the date of issue of this policy and the effective date of any increase in the face amount, the reinstatement premium is the amount shown in B above.

You may not repay or reinstate any debt outstanding on the date of default or foreclosure.

The premium paid on reinstatement will be allocated to the General Account and the sub-accounts of the Variable Account in accordance with your most recent premium allocation notice.

The policy value on the date of reinstatement is:

o the net premium paid to reinstate the policy increased by interest from the date the payment was received at the Principal Office; plus

o an amount equal to the policy value less debt on the date of default to the extent it does not exceed the surrender charge on the date of reinstatement; minus

o     the monthly deduction due on the date of reinstatement.

The surrender charge on the date of reinstatement is the surrender charge which would have been in effect had the policy remained in force from the date of issue. The policy value less debt on the date of default will be restored to the policy to the extent it does not exceed the surrender charge on the date of reinstatement. Any policy value less debt as of the date of default which exceeds the surrender charge on the date of reinstatement will be forfeited to the Company.


Form 1018.1-94                         12

=================================== Benefit ====================================

Death Proceeds--The amount payable on death of the insured prior to the final premium payment date will be the sum insured under either Option 1 or Option 2. Options 1 and 2 are described later. Any debt, rider charges, administrative charges and insurance charges due and unpaid through the policy month in which the insured dies will be deducted from the death proceeds. Partial withdrawals and withdrawal charges also will be deducted from the death proceeds. The amount payable on the death of the insured after the final premium payment date will be the policy value less debt.

Interest will be paid on lump sum death proceeds at a rate not less than 3 1/2% per year or the minimum rate set by law, if greater. Interest will be paid from the date of death to the payment date except, when Sum Insured Option 2 is elected, interest will be calculated on the policy value portion of the death proceeds from the date the Company receives due proof of death to the payment date.

Guideline Minimum Sum Insured--This policy must provide a minimum amount at risk to qualify as "life insurance" under the federal tax law. It does so by providing a minimum sum insured which is obtained by multiplying the policy value by the percentage shown in the Minimum Sum Insured Table for the insured's attained age. The guideline minimum sum insured varies by age.


-----------------------------------------------
        Minimum Sum Insured Table
-----------------------------------------------
  Age      Percentage     Age      Percentage
-----------------------------------------------
 thru 40      250%        60          130%
   41         243%        61          128%
   42         236%        62          126%
   43         229%        63          124%
   44         222%        64          122%
   45         215%        65          120%
   46         209%        66          119%
   47         203%        67          118%
   48         197%        68          117%
   49         191%        69          116%
   50         185%        70          115%
   51         178%        71          113%
   52         171%        72          111%
   53         164%        73          109%
   54         157%        74          107%
   55         150%    75 thru 90      105%
   56         146%        91          104%
   57         142%        92          103%
   58         138%        93          102%
   59         134%        94          101%
                          95          100%
-----------------------------------------------

The guideline minimum sum insured is determined according to the rules set forth in the federal tax law. The guideline minimum sum insured will be adjusted to conform to any changes in the law.

Sum Insured Options--There are two options in this policy. The option is elected in the application. The options are:

Option 1--The sum insured is the greater of:

o     the face amount; or

o     the guideline minimum sum insured.

Option 2--The sum insured is the greater of:

o the face amount plus the policy value on the date due proof of death is received by the Company increased by any monthly deductions made by the Company after the date of death; or

o     the guideline minimum sum insured.

The option may be changed on written request. The effective date of the change is the monthly payment date following the date the request is received at the Principal Office. If the change is from Option 1 to Option 2, the face amount under Option 2 will be equal to the sum insured less the policy value under Option 1 on the effective date of the change. If the change is from Option 2 to Option 1, the face amount will be equal to the sum insured under Option 2 on the effective date of the change. The sum insured option may not be changed more than once in any policy year. You may not change the option if it reduces the face amount to less than $40,000.

Change Provision--You may change the face amount of insurance according to the Increase or Decrease provisions if such request is made:

o     during the lifetime of the insured; and

o     on written request while this policy is in force.

No change in the face amount may be made which disqualifies the policy as "life insurance" under the federal tax law.

Increase--All of the following must occur before the effective date of any increase in the face amount:

o     evidence of insurability must be provided to the Company;

o the insured must be under the Company's maximum issue age for new insurance and be insurable according to its underwriting rules; and


Form 1018.1-94                         13                 (Continued on page 14)

Benefit (Continued from page 13)

o payment to the Company of a $50 transaction charge plus two times the new minimum monthly factor if the surrender value is less than this sum.

The Company will deduct the $50 transaction charge from the surrender value on the effective date of the increase.

The effective date of the increased face amount will be the first monthly payment date on or following the date all the conditions are met. New specification pages, including a Supplemental Insurance Charge Table, will be issued. These pages will include the following information for the additional face amount of insurance:

o     the effective date of the increase;

o     the amount of the increase; and

o     the premium class.

These pages also will show the new minimum monthly factor, the new guideline premiums and surrender charges applicable to the entire policy. No increase shall be less than the Company's minimum limit in effect on the date of the request.

You may return the new specification pages by mailing or delivering them to the Principal Office or to an agent of the Company within ten days after receiving them, 45 days after you complete the Part 1 of the application for the increase, or ten days after the Company mails you the Notice of Withdrawal Right. If the specification pages are returned, the increase will be considered void from the beginning, and the Company will refund the charges deducted from the policy value which would not have been deducted but for the increase. The refunded amount will be added to your policy value unless you otherwise request. The Company also will waive any surrender charge for the increase.

Decrease--A request to decrease the face amount will be effective on the monthly payment date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

o     first, the most recent increase;

o     second, the next most recent increases successively; and

o     last, the initial face amount.

A surrender charge will be deducted from the policy value on the date of the decrease. Such charge will be:

o the surrender charge for any increased amount which is eliminated in the order set forth above; plus

o a pro rata share of the surrender charge for a partial reduction in an increase or in the initial face amount.

You may specify from which sub-account this charge will be deducted. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt.

New specification pages will be issued. These pages will include the following information:

o     the effective date of the decrease;

o     the amount of the decrease and the benefit remaining in force;

o     the revised minimum monthly factor, if any;

o     the revised surrender charge as of the effective date of the decrease; and

o     the new guideline premiums.

The face amount of this policy may not be reduced to less than the Company's minimum issue limits for this type of policy.

The Company reserves the right to establish a minimum limit on the amount of any decrease.


Form 1018.1-94                         14

================================= Policy Value =================================

Monthly Deduction--The monthly deduction is:

o     the monthly insurance charge; plus

o     a $5 monthly administrative charge.

Monthly deductions are made on the date of issue and on each monthly payment date unless the premium is in default. Monthly deductions are not made during the grace period (unless the insured's death occurs during the grace period) or after the policy has lapsed.

You may specify from which sub-account of the Variable Account this deduction will be taken. If you do not, the Company will allocate the charge among the General Account and the sub-accounts of the Variable Account in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt.

General Account--The General Account consists of all assets owned by the Company other than those in the Variable Account and other separate accounts. Subject to applicable law, the Company has sole discretion over the investment of the assets in the General Account. The allocation or transfer of funds to the General Account does not entitle the owner to share in the investment experience of the General Account. The guaranteed minimum interest rate used to calculate the policy value in the General Account is 4% annually. The actual interest rate will be determined by the Company at least annually; however, the interest rate applicable to that portion of the policy value equal to existing debt will be not less than 6% annually.

The interest rate in effect on the date a premium is received at the Principal Office is guaranteed for one year unless the policy value associated with the premium becomes subject to a policy loan. The interest rate on policy value transferred from a sub-account of the Variable Account to the General Account is not guaranteed. Policy value which is within the first-year guarantee period will be used for payment of fees, charges, loans and partial withdrawals on a last-in, first-out basis.

Basis of Value of General Account--Minimum policy value in the General Account is based on the Commissioner's 1980 Standard Ordinary Mortality Table, Male or Female (or appropriate increases in such tables for rated risks) with interest at 4% per year, compounded annually. Policy values are based on interest rates and mortality rates set by the Company. A detailed statement of the way this value is determined has been filed with the State Insurance Department. All value is not less than the minimums required by the law in the state in which this policy is delivered.

General Account Policy Value--If premium is paid with the application or at any time prior to the delivery of the policy, that premium will be placed in the General Account on the date it is received at the Principal Office.

The General Account policy value on the date of issue is the net premium allocated to the General Account minus the first insurance charge and administrative charge allocated to the General Account.

On each monthly payment date, the policy value in the General Account is:

o the policy value in the General Account on the preceding monthly payment date increased by one month's interest; plus

o net premiums received since the last monthly payment date which are allocated to the General Account increased by interest from the date the payment is received by the Company; plus

o Variable Account policy value transferred to the General Account from any sub-account of the Variable Account since the preceding monthly payment day increased by interest from the date the policy value is transferred; less

o policy value transferred from the General Account to a sub-account of the Variable Account since the preceding monthly payment date and interest on said transfers from the date of transfer to the monthly payment date; less

o partial withdrawals from the General Account, partial withdrawal charges and partial withdrawal transaction charges since the last monthly payment date and interest on such


Form 1018.1-94                         15                 (Continued on page 16)

Policy Value (Continued from page 15)

      withdrawals and charges from the date of withdrawal to the monthly payment date; less

o any transaction charges for any increases in face amount since the last monthly payment date and interest on such charges to the monthly payment date; less

o any surrender charges incurred since the last monthly payment date and interest on such charges to the monthly payment date; and less

o the portion of the monthly deduction allocated to the policy value in the General Account.

During any policy month the policy value will be calculated on a consistent basis.

Variable Account--The policy value may vary if funded through investments in the sub-accounts of the Variable Account. The Variable Account is separate from the Company's General Account. That portion of the assets of the Variable Account equal to the reserves and other liabilities of the policies which are supported by the Variable Account will not be charged with liabilities that arise from any other business the Company conducts.

The Company established the Variable Account to support variable life insurance contracts. The Variable Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It also is governed by the laws of the State of Massachusetts and the State of New York. The laws of the state in which the policy is delivered will apply.

The Variable Account has several sub-accounts. The Company reserves the right, subject to compliance with applicable law, to change the names of the Variable Account or its sub-accounts. The sub-accounts in which you initially chose to invest are shown in your application for this policy, a copy of which is attached to this policy.

Each sub-account invests its assets in a separate registered investment company or a separate series of a registered investment company ("Fund").

Income and realized and unrealized gains or losses from the assets of each sub-account of the Variable Account are credited to or charged against that sub-account without regard to income, gains, or losses in the other sub-accounts of the Variable Account, the General Account or any other separate accounts.

Variable Account Policy Value--Policy value in the General Account prior to the date of issue will be allocated to purchase units of the sub-accounts of the Variable Account in accordance with your premium allocation no later than the expiration of the period during which you may exercise your right to examine the policy. Net premiums paid thereafter which are allocated to the sub-accounts of the Variable Account will purchase additional units of the sub-accounts.

The number of units purchased in each sub-account of the Variable Account is equal to the portion of the net premium allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at the Principal Office or on the date value is transferred to the sub-account from another sub-account of the Variable Account or the General Account.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value or (2) reduced because of a transfer, policy loan, partial withdrawal, partial withdrawal charge, transaction charge, monthly deduction, surrender or surrender charge allocated to the sub-account. Any transaction described in (2) will result in the cancellation of a number of units which are equal in value.

On each valuation date the Company will value the assets of each sub-account of the Variable Account in which there has been activity. The policy value in a sub-account of the Variable Account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value.

The value of a unit for any sub-account of the Variable Account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated.

Net Investment Factor--The net investment factor measures the investment performance of a sub-account of the Variable Account during the valuation period just ended. The net investment factor for each sub-account is equal to 1.0000 plus the number arrived at by dividing (a) by (b) and subtracting (c) and (d) from the result, where:

      (a) is the investment income of that sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized, charged during the valuation period; adjusted for provisions made for taxes, if any;

      (b) is the value of that sub-account's assets at the beginning of the valuation period and


Form 1018.1-94                         16                 (Continued on page 17)

Policy Value (Continued from page 16)

      (c) is a charge for mortality and expense risks in the valuation period equal to .90%, on an annual basis, of the sub-account's assets. This charge may be increased or decreased by the Company, but may not exceed 1.275%; and

      (d) is an administrative charge equal to .25% on an annual basis, of the sub-accounts' assets. This charge is applicable only during the first ten policy years.

The net investment factor may be greater or less than one; therefore, the unit value may increase or decrease. You bear the investment risk. Subject to any required regulatory approvals, the Company reserves the right to change the method for determining the net investment factor.

Valuation Dates and Periods--A valuation date is each day that the New York Stock Exchange is open for business and any other day in which there is a sufficient degree of trading in the Variable Account's portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

Addition, Deletion, or Substitution of Investments--The investment policy of the Variable Account shall not be changed without the approval of the Insurance Commissioner of Massachusetts. The approval process is on file with the Commissioner of the state in which this policy is issued.

The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. The Company reserves the right to eliminate the shares of any Fund if the shares of a Fund are no longer available for investment or if, in the Company's judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Variable Account.

The Company will not substitute any shares attributable to your interest in a sub-account of the Variable Account without notice to you and any prior approval of the SEC required by the Investment Company Act of 1940. This shall not prevent the Variable Account from purchasing other securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts on the basis of requests made by owners.

The Company reserves the right to establish additional sub-accounts of the Variable Account, and to make such sub-accounts available to any class or series of policies as the Company deems appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, the Company also reserves the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets of one or more sub-accounts to any other sub-accounts.

In the event of any substitution or change, the Company may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of policyholders, the Variable Account may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under that Act in the event registration is no longer required, or it may be combined with other separate ccounts.

No material change in the underlying investment policy of a sub-account of the Variable Account shall be made until 60 days have elapsed from the date such change has been filed with the Superintendent of Insurance or such shorter period as the Superintendent may permit. In the event of a material change in the underlying investment policy of a sub-account of the Variable Account, you will be notified of the change. If you have policy value in that sub-account, the Company will transfer it without charge on written request by you to another sub-account of the Variable Account or to the General Account. The Company must receive your written request within sixty (60) days of the later of (1) the effective date of such change in the investment policy or (2) the receipt of the notice of your right to transfer. You may then change your premium and deduction allocation percentages.

Federal Tax Considerations--The Company intends to make a charge for any effect which the income, assets or existence of the Variable Account may have upon its tax. The Variable Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes if the Variable Account at any time becomes subject to tax.


Form 1018.1-94                         17

============================== Transfers of Value ==============================

You may transfer amounts between the General Account and the sub-accounts of the Variable Account or among the sub-accounts of the Variable Account by sending the Company a written request. Once during the first 24 months after the date of issue and during the first 24 months after an increase in the face amount, you may transfer, without charge, all or part of the policy value in the Variable Account to the General Account of this policy. If you do so, future payments will be allocated to the General Account unless you specify otherwise. All other transfers are subject to the following rules and will be permitted only with the consent of the Company.

If the Company consents to a transfer, the minimum and maximum amounts that may be transferred shall be determined by the Company according to its then current rules. In no event will the Company's rules provide for a minimum transfer of more than $500. The maximum transfer amount will not be less than the lesser of $100,000 or 10% of the policy value.

Transfers to any sub-account of the Variable Account from the General Account are permitted only if there has been at least a 180-day period since the last transfer from the General Account. There is no limit on the number of transfers between the sub-accounts of the Variable Account, and there is no limit on the number of transfers from the Variable Account to the General Account.

If a transfer would reduce the policy value in the sub-account from which the transfer is to be made to less than the then current minimum balance required by the Company for such sub-account, the Company reserves the right to include such remaining value in the amount transferred.

There will be no charge for the first six transfers per policy year. A transfer charge of up to $25 will be imposed on each additional transfer and deducted from the amount that is transferred. Transfers as a result of a policy loan or repayment thereof are not subject to these rules.

================================== Conversion ==================================

Conversion--You may convert this policy on written request without evidence of insurability during the insured's lifetime and while no premium is in default if such request is made:

o     within 18 months of the date of issue of this policy; or

o within 60 days after the later of the effective date of a material change in the investment policy of a sub-account of the Variable Account or the date a notice is mailed to your last known address of the options available following such material change in investment policy.

New Policy Description--The new policy will be issued:

o on the form of flexible premium adjustable life insurance being issued by the Company on the date of issue of this policy;

o     on the life of the insured only;

o     for the same risk class or classes as this policy;

o     having the same issue age and date of issue as this policy;

o having the same rates which are applicable to flexible premium adjustable life policies having the same date of issue; and

o having a policy value equal to the policy value of this policy on the date the written request for conversion is received in the Principal Office.

The new policy will include any riders which were made a part of this policy.

If this policy is converted within 18 months of the date of issue of this policy, the face amount of the new policy will not be less than the initial face amount of this policy. If the policy is converted after 18 months from the date of issue because of a material change in the investment policy of a sub-account of the Variable Account, the face amount of the new policy will be the face amount of this policy on the date of conversion.

The time periods in the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this policy would have expired.


Form 1018.1-94                         18

================== Surrender and Partial Withdrawal of Value ===================

Surrender--Upon written request while the insured is living you may surrender this policy for its surrender value as of the date your request is received in the Principal Office. The policy will terminate on that date. You may elect to receive the surrender value paid in a lump sum or under a settlement option.

Surrender Value--The surrender value is the policy value less the sum of the debt and the applicable surrender charge.

Surrender Charge--There is a separate surrender charge for the initial face amount and each increase in the face amount. Surrender charges begin on the date of issue of the policy and on the effective date of each increase in the face amount.

The maximum surrender charge for the initial face amount is shown on page 4. The changes in the surrender charge when the face amount is increased or decreased are shown in the new specification pages.

Partial Withdrawals--You may withdraw a portion of the surrender value on written request. Partial withdrawals may not be made during the first policy year. The amount of a partial withdrawal shall not be less than $500. A partial withdrawal transaction charge of 2%, not to exceed $25, will always be deducted from the policy value with each partial withdrawal. A withdrawal charge may also be deducted from the policy value.

A portion of the partial withdrawal will not be subject to the withdrawal charge. This amount is (a) less (b) where:

      (a) is 10% of the policy value on the date the written request is received at the Principal Office; and

      (b) is the sum of the withdrawals (or portions thereof) made in the same policy year which were not subject to the withdrawal charge.

A charge will be made on the balance of the withdrawal (called "excess withdrawal"). The charge is obtained by multplying the excess withdrawal by 5%; however, in no event will the withdrawal charge exceed the surrender charge in effect on the date of the withdrawal.

The policy's surrender charge will be reduced by the withdrawal charge, if any. There will be no withdrawal charge if there is no surrender charge applicable to the policy on the date of the withdrawal. The partial withdrawal charge made will decrease existing surrender charges in the following order:

o     first, the most recent increase's surrender charge;

o     second, the next most recent increases' surrender charges successively;
      and

o     last, the initial face amount's surrender charge.

Under Sum Insured Option 1, the face amount and policy value will be reduced by the amount of the partial withdrawal and the policy value will be reduced further by the partial withdrawal transaction charge and withdrawal charge. The face amount will be decreased in the following order:

o     first, the most recent increase;

o     second, the next most recent increases successively; and

o     last, the initial face amount.

Under Sum Insured Option 2, the policy value will be reduced by the amount of the partial withdrawal, the partial withdrawal transaction charge and the withdrawal charge. No partial withdrawal may reduce the face amount to less than $40,000.

You may allocate a partial withdrawal and the associated charges among the General Account and each sub-account of the Variable Account. If you do not, the Company will allocate the partial withdrawal and the charges among those accounts in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt, on the date the Company receives your request.

Postponement of Payment--The Company may defer any transfer from the Variable Account or payment of any amount payable on surrender, partial withdrawal, transfer, policy loan, or death of the insured allocated to the Variable Account during any period when (a) the New York Stock


Form 1018.1-94                         19                 (Continued on page 20)

Surrender and Partial Withdrawal of Value (Continued from page 19)

Exchange is closed for other than weekends and holidays or, (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Except as provided above, the Company may defer any transfer for not more than six months from the day the written request and the policy, if required, are received by the Company. If such transfer is deferred for 10 days or more, the amount deferred will earn interest during the period of deferment at not less than the rate applied to proceeds held by the Company under Payment Option C.

The Company may delay the payment of any loan, partial withdrawal or surrender (other than for the payment of any premium to the Company) for up to six months. The Company will pay interest if payment is not mailed or delivered within ten days of the date a valid request is made; however, no interest shall be paid if such interest is less than $25 or the delay in payment is pursuant to New York law. A "valid request" is made when all documentation necessary to complete the transaction is received at the Principal Office. The interest rate credited will be the same rate applied to proceeds held by the Company under Payment Option C. No payment will be deferred to pay premiums on policies with the Company.

================================= Policy Loans =================================

Policy Loans--Loans may be obtained by request to the Company on the sole security of this policy.

Amount Available--The total amount you may borrow is an amount equal to the loan value. The maximum loan value in the first policy year is 75% of (a) less (b) where:

      (a)   is the policy value reduced by the surrender charge; and

      (b) is the monthly deductions and interest on debt to the end of the policy year.

The loan value in the second policy year and thereafter is 90% of the result obtained when the policy value is reduced by the surrender charge.

You may allocate a policy loan among the General Account and the sub-accounts of the Variable Account. If you do not, the Company will allocate the loan among those accounts in the same proportion that the policy value in the General Account, less debt, and the policy value in each sub-account bear to the total policy value, less debt, on the date the Company receives your request. Policy value in each sub-account of the Variable Account equal to the policy loan allocated to each sub-account will be transferred to the General Account to secure the debt.

Loan Interest--Interest accrues daily and is payable in arrears at the annual rate of 8%. Interest is payable at the end of each policy year or on a pro-rata basis for such shorter period as the loan may exist. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest. If the resulting loan principal exceeds the policy value in the General Account, the Company will transfer policy value equal to that excess debt from the policy value in each sub-account of the Variable Account to the General Account as security for the excess debt. The Company will allocate the amount transferred among the sub-accounts in the same proportion that the policy value in each sub-account bears to the total policy value in all sub-accounts.

Repayment of Debt--Loans may be repaid at any time prior to the lapse of this policy. Upon repayment of debt, the portion of the policy value that is in the General Account securing debt will be transferred to the various accounts and increase the policy value in these accounts. You may tell the Company how to allocate repayments to the policy value among the General Account and the sub-accounts of the Variable Account. If you do not, the Company will allocate the loan repayment in accordance with the most recent premium allocation notice. Loan repayments allocated to the Variable Account cannot exceed policy value previously transferred from the Variable Account to secure the debt.

Foreclosure--If the debt exceeds the policy value less the surrender charge, the policy will terminate. A notice of such pending termination will be mailed to the last known address of you and any assignee. If the excess debt is not paid within 62 days after this notice is mailed, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision.


Form 1018.1-94                         20

============================= Payment of Proceeds ==============================

Payment Options--Upon written request, the surrender value or all or part of the death proceeds may be placed under one or more of the payment options below or any other option offered by the Company. If you make no election, the Company will pay the benefits in a single sum. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay to the Company any amount that otherwise would be deducted from the proceeds.

You may choose one of the following payment options. The amounts payable under these options are paid from the General Account. None is based on the investment experience of the Variable Account.

The amounts payable under a payment option for each $1,000 of value applied will be the greater of:

      (a) the rate per $1,000 of value applied based on the Company's non-guaranteed current payment option rates for this class of policies; or

      (b)   the rate in this policy for the applicable payment option.

Option A:   Payments for a Specified Number of Years (Table A). The Company will make equal payments for any selected number of years (not greater than 30). Payments may be made annually, semi-annually, quarterly or monthly.

Option B:   Lifetime Monthly Payments (Table B). Payments are based on the payee's age on the date the first payment will be made. One of three variations may be chosen. Depending upon this choice, payments will end:

            (1) upon the death of the payee, with no further payments due (Life Annuity); or

            (2) upon the death of the payee, but not before the sum of the payments made first equals or exceeds the amount applied under this option (Life Annuity with Installment Refund); or

            (3) upon the death of the payee, but not before a selected period (5, 10 or 20 years) has elapsed (Life Annuity with Period Certain).

Option C:   Interest Payments. The Company will pay interest at a rate determined by the Company each year. The rate will not be less than 3 1/2%. Payments may be made annually, semiannually, quarterly or monthly. Payments will end when the amount left with the Company has been withdrawn; however, payments will not continue after the death of the payee. Any unpaid balance plus accrued interest will be paid in a lump sum.

Option D:   Payments for a Specified Amount. Payments will be made until the unpaid balance is exhausted. Interest will be credited to the unpaid balance. The rate of interest will be determined by the Company each year but will not be less than 3 1/2%. Payments may be made annually, semi-annually, quarterly or monthly. The payment level selected must provide for the payment each year of at least 8% of the amount applied.

Option E:   Lifetime Monthly Payments for Two Payees (Table E). One of three variations may be chosen. After the death of one payee, payments will continue to the survivor:

            (1)   in the same amount as the original amount; or

            (2)   in an amount equal to 2/3 of the original amount; or

            (3)   in an amount equal to 1/2 of the original amount.

            Payments are based on the payees' ages on the date the first payment is due. Payments will end upon the death of the surviving payee.


Form 1018.1-94                         21                 (Continued on page 22)

Payment of Proceeds (Continued from page 21)

Selection of Payment Options--The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provision, you may change any option selection before the proceeds become payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.

If the amount of monthly income payments under Option B(3) for the attained age of the payee is the same for different periods certain, the Company will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

You may give the beneficiary the right to change from Option C or D to any other option at any time. If the payee selects Option C or D when this policy becomes a claim, the right may be reserved to change to any other option. The payee who elects to change options must be a payee under the option selected.

Additional Deposits--An additional deposit may be added to any proceeds when they are applied under Option B or E. A charge not to exceed 3% will be made. The Company may limit the amount of this deposit.

Rights and Limitations--A payee does not have the right to assign any amount payable under any option. A payee does not have the right to commute any amount payable under Option B or E. A payee will have the right to commute any amount payable under Option A only if the right is reserved in the written request selecting the option.

If the right to commute is exercised, the commuted values will be computed at the interest rates used to calculate the benefits. The amount left under Option C, and any unpaid balance under Option D, may be withdrawn by the payee only as set forth in the written request selecting the option.

A corporate or fiduciary payee may select only Option A, C or D. Such selection will be subject to the consent of the Company.

Payment Dates--The first payment under any option, except Option C, will be due on the date this policy matures by death or otherwise, unless another date is designated. Payments under Option C begin at the end of the first payment period.

The last payment under any option will be made as stated in the description of that option. However, should a payee under Option B or E die prior to the due date of the second monthly payment, the amount applied less the first monthly payment will be paid in a lump sum or under any option other than Option E. Such payment will be made to the surviving payee under Option E or the succeeding payee under Option B.

Payment Rates--The Payment Options Tables show payment rates for Options A, B and E. For policy proceeds placed under these options within five years of the date of surrender or the date the proceeds are otherwise payable, the more favorable of the rates contained in this policy or the rates in use by the Company as of the date the proceeds are applied will be the basis for the periodic payments. Payments which commence more than five years after such date or as a result of additional deposits will be based on the rates in use by the Company as of the date the first payment is due.


Form 1018.1-94                         22

================================ Payment Options ===============================

                                     TABLE A

                     Payments for Specified Number of Years

                           Payments Per $1,000 Applied

                      Based on Interest at 3 1/2% Per Year.

---------------------------------------
                 SEMI-   QUAR-
YEARS  ANNUAL    ANNUAL  TERLY MONTHLY
---------------------------------------
  1    1000.00  504.30  253.23 84.65
  2     508.60  256.49  128.79 43.05
  3     344.86  173.91   87.33 29.19
  4     263.04  132.65   66.61 22.27
  5     213.99  107.92   54.19 18.12

  6     181.32   91.44   45.92 15.35
  7     158.01   79.69   40.01 13.38
  8     140.56   70.88   35.59 11.90
  9     127.00   64.05   32.16 10.75
 10     116.18   58.59   29.42  9.83

 11     107.34   54.13   27.18  9.09
 12      99.98   50.42   25.32  8.46
 13      93.78   47.29   23.75  7.94
 14      88.47   44.62   22.40  7.49
 15      83.89   42.31   21.24  7.10

 16      79.89   40.29   20.23  6.76
 17      76.37   38.51   19.34  6.47
 18      73.25   36.94   18.55  6.20
 19      70.47   35.54   17.85  5.97
 20      67.98   34.28   17.22  5.75

 21      65.74   33.15   16.65  5.56
 22      63.70   32.13   16.13  5.39
 23      61.85   31.19   15.66  5.24
 24      60.17   30.34   15.24  5.09
 25      58.62   29.56   14.85  4.96

 26      57.20   28.85   14.49  4.84
 27      55.90   28.19   14.15  4.73
 28      54.69   27.58   13.85  4.63
 29      53.57   27.02   13.57  4.53
 30      52.53   26.49   13.30  4.45
---------------------------------------


Form 1018.1-94                           23

================================ Payment Options ===============================

                               TABLE B MALE PAYEE
                       Monthly Payments Per $1,000 Applied
                      Based on Interest at 3 1/2% Per Year

------------------------------------------------
     OPTION B OPTION B            OPTION B
       (1)      (2)                 (3)
------------------------------------------------
                            Life Annuity With
                       -------------------------
               Instal.
Age     Life   Refund  5 Years 10 Years 20 Years
     Annuity  Annuity  Certain  Certain  Certain
------------------------------------------------
0-5     3.13     3.12     3.13     3.13     3.13
  6     3.14     3.13     3.14     3.14     3.14
  7     3.15     3.14     3.15     3.15     3.15
  8     3.16     3.15     3.16     3.16     3.15
  9     3.17     3.16     3.17     3.17     3.17
 10     3.18     3.17     3.18     3.18     3.16

 11     3.19     3.18     3.19     3.19     3.19
 12     3.21     3.19     3.21     3.20     3.20
 13     3.22     3.21     3.22     3.22     3.21
 14     3.23     3.22     3.23     3.23     3.22
 15     3.24     3.23     3.24     3.24     3.24

 16     3.26     3.25     3.26     3.26     3.25
 17     3.27     3.26     3.27     3.27     3.26
 18     3.29     3.27     3.29     3.28     3.28
 19     3.30     3.29     3.30     3.30     3.29
 20     3.32     3.30     3.32     3.32     3.31

 21     3.34     3.32     3.34     3.33     3.33
 22     3.35     3.34     3.35     3.35     3.34
 23     3.37     3.36     3.37     3.37     3.36
 24     3.39     3.37     3.39     3.39     3.38
 25     3.41     3.39     3.41     3.41     3.40

 26     3.43     3.41     3.43     3.43     3.42
 27     3.46     3.43     3.45     3.45     3.44
 28     3.48     3.46     3.48     3.47     3.46
 29     3.50     3.48     3.50     3.50     3.49
 30     3.53     3.50     3.53     3.52     3.51

 31     3.55     3.53     3.55     3.55     3.54
 32     3.58     3.55     3.58     3.58     3.56
 33     3.61     3.58     3.61     3.61     3.59
 34     4.64     3.61     4.64     4.64     3.62
 35     3.67     3.64     3.67     3.67     3.65

 36     3.71     3.67     3.71     3.70     3.68
 37     3.74     3.70     3.74     3.74     3.71
 38     3.78     3.73     3.78     3.77     3.74
 39     3.82     3.77     3.82     3.81     3.78
 40     3.86     3.80     3.86     3.85     3.81

 41     3.91     3.84     3.90     3.89     3.85
 42     3.95     3.88     3.95     3.94     3.89
 43     4.00     3.92     4.00     3.98     3.93
 44     4.05     3.96     4.05     4.03     3.97
 45     4.10     4.01     4.10     4.08     4.01

 46     4.16     4.05     4.15     4.13     4.06
 47     4.22     4.10     4.21     4.19     4.11
 48     4.28     4.15     4.27     4.25     4.15
 49     4.34     4.21     4.33     4.31     4.20
 50     4.41     4.26     4.40     4.37     4.25

 51     4.48     4.32     4.47     4.43     4.31
 52     4.55     4.38     4.54     4.50     4.36
 53     4.63     4.45     4.61     4.58     4.42
 54     4.71     4.51     4.69     4.65     4.48
 55     4.80     4.58     4.78     4.73     4.54

 56     4.89     4.66     4.87     4.82     4.60
 57     4.98     4.74     4.96     4.91     4.66
 58     5.09     4.82     5.07     5.00     4.72
 59     5.20     4.90     5.17     5.10     4.78
 60     5.32     4.99     5.29     5.20     4.85

 61     5.44     5.09     5.41     5.31     4.91
 62     5.58     5.19     5.54     5.43     4.97
 63     5.72     5.29     5.68     5.55     5.04
 64     5.87     5.40     5.83     5.67     5.10
 65     6.04     5.52     5.98     5.81     5.16

 66     6.22     5.64     6.15     5.94     5.22
 67     6.40     5.77     6.32     6.09     5.27
 68     6.60     5.91     6.51     6.24     5.33
 69     6.82     6.05     6.71     6.39     5.38
 70     7.05     6.20     6.92     6.55     5.42

 71     7.29     6.36     7.14     6.71     5.47
 72     7.55     6.52     7.37     6.87     5.50
 73     7.82     6.70     7.61     7.04     5.54
 74     8.12     6.88     7.87     7.21     5.57
 75     8.43     7.07     8.14     7.38     5.60

 76     8.77     7.27     8.42     7.56     5.63
 77     9.13     7.49     8.72     7.73     5.65
 78     9.52     7.71     9.03     7.89     5.67
 79     9.94     7.94     9.36     8.06     5.68
 80    10.38     8.19     9.69     8.22     5.70
------------------------------------------------

          Rates for ages 81 and over are
          the same as those for age 80
------------------------------------------------


Form 1018.1-94                         24

================================ Payment Options ===============================

                              TABLE B FEMALE PAYEE
                       Monthly Payments Per $1,000 Applied
                      Based on Interest at 3 1/2% Per Year

------------------------------------------------
     OPTION B OPTION B            OPTION B
       (1)      (2)                 (3)
------------------------------------------------
                            Life Annuity With
                       -------------------------
               Instal.
Age     Life   Refund  5 Years 10 Years 20 Years
     Annuity  Annuity  Certain  Certain  Certain
------------------------------------------------
0-5     3.07     3.07     3.07     3.07     3.07
  6     3.08     3.07     3.08     3.08     3.08
  7     3.09     3.08     3.09     3.09     3.08
  8     3.09     3.09     3.09     3.09     3.09
  9     3.10     3.10     3.10     3.10     3.10
 10     3.11     3.11     3.11     3.11     3.11

 11     3.12     3.12     3.12     3.12     3.12
 12     3.13     3.12     3.13     3.13     3.13
 13     3.14     3.13     3.14     3.14     3.14
 14     3.15     3.14     3.15     3.15     3.15
 15     3.16     3.15     3.16     3.16     3.16

 16     3.17     3.17     3.17     3.17     3.17
 17     3.18     3.18     3.18     3.18     3.18
 18     3.20     3.19     3.19     3.19     3.19
 19     3.21     3.20     3.21     3.21     3.20
 20     3.22     3.21     3.22     3.22     3.22

 21     3.23     3.23     3.23     3.23     3.23
 22     3.25     3.24     3.25     3.25     3.24
 23     3.26     3.25     3.26     3.26     3.26
 24     3.28     3.27     3.28     3.28     3.27
 25     3.29     3.28     3.29     3.29     3.29

 26     3.31     3.30     3.31     3.31     3.30
 27     3.33     3.32     3.33     3.32     3.32
 28     3.34     3.33     3.34     3.34     3.34
 29     3.36     3.35     3.36     3.36     3.36
 30     3.38     3.37     3.38     3.38     3.37

 31     3.40     3.39     3.40     3.40     3.39
 32     3.42     3.41     3.42     3.42     3.42
 33     3.45     3.43     3.45     3.44     3.44
 34     3.47     3.45     3.47     3.47     3.46
 35     3.50     3.48     3.49     3.49     3.48

 36     3.52     3.50     3.52     3.52     3.51
 37     3.55     3.53     3.55     3.54     3.53
 38     3.58     3.55     3.58     3.57     3.56
 39     3.61     3.58     3.61     3.60     3.59
 40     3.64     3.61     3.64     3.63     3.62

 41     3.67     3.64     3.67     3.67     3.65
 42     3.70     3.67     3.70     3.70     3.68
 43     3.74     3.70     3.74     3.73     3.71
 44     3.78     3.74     3.78     3.77     3.75
 45     3.82     3.78     3.82     3.81     3.78

 46     3.86     3.81     3.86     3.85     3.82
 47     3.90     3.85     3.90     3.90     3.86
 48     3.95     3.89     3.95     3.94     3.90
 49     4.00     3.94     4.00     3.99     3.94
 50     4.05     3.98     4.05     4.04     3.99

 51     4.11     4.03     4.10     4.09     4.04
 52     4.16     4.08     4.16     4.14     4.08
 53     4.22     4.13     4.22     4.20     4.13
 54     4.29     4.19     4.28     4.26     4.19
 55     4.35     4.25     4.35     4.33     4.24

 56     4.42     4.31     4.42     4.40     4.30
 57     4.50     4.37     4.39     4.47     4.36
 58     4.58     4.44     4.57     4.54     4.42
 59     4.66     4.51     4.65     4.62     4.48
 60     4.75     4.58     4.74     4.71     4.54

 61     4.85     4.66     4.84     4.79     4.61
 62     4.95     4.75     4.94     4.89     4.67
 63     5.06     4.83     5.04     4.99     4.74
 64     5.18     4.93     5.16     5.09     4.81
 65     5.30     5.02     5.28     5.20     4.88

 66     5.43     5.13     5.40     5.32     4.95
 67     5.57     5.23     5.54     5.44     5.02
 68     5.72     5.35     5.69     5.57     5.09
 69     5.88     5.47     5.84     5.71     5.15
 70     6.06     5.60     6.01     5.86     5.22

 71     6.25     5.74     6.19     6.01     5.28
 72     6.45     5.88     6.38     6.17     5.34
 73     6.67     6.03     6.59     6.33     5.39
 74     6.91     6.20     6.81     6.51     5.44
 75     7.17     6.37     7.05     6.69     5.49

 76     7.45     6.55     7.30     6.87     5.53
 77     7.74     6.74     7.57     7.06     5.86
 78     8.07     6.95     7.85     7.25     5.60
 79     8.41     7.16     8.15     7.44     5.62
 80     8.79     7.39     8.47     7.64     5.65
------------------------------------------------

         Rates for ages 81 and over are
         the same as those for age 80

------------------------------------------------


Form 1018.44-94                        25

================================ Payment Options ===============================

                          TABLE E(1)
              Monthly Payments Per $1,000 Applied
                       Joint & Survivor
             Based on Interest at 3 1/2% Per Year
                           MALE AGE
   ----------------------------------------------------------
            50     55      60     65      70     75      80
          -------------------------------------------------
    50    3.70   3.77    3.82   3.86    3.89   3.91    3.93

F   55    3.82   3.92    4.01   4.08    4.14   4.17    4.20
E
M   60    3.93   4.08    4.22   4.34    4.43   4.50    4.54
A
L   65    4.03   4.23    4.43   4.61    4.77   4.90    4.98
E
    70    4.11   4.35    4.62   4.90    5.16   5.38    5.54
A
G   75    4.17   4.45    4.79   5.17    5.56   5.92    6.23
E
    80    4.21   4.53    4.92   5.39    5.92   6.48    7.00
   ==========================================================

                          TABLE E(2)
          Initial Monthly Payments Per $1,000 Applied
                     Joint & 2/3 Survivor
             Based on Interest at 3 1/2% Per Year
                           MALE AGE
   ----------------------------------------------------------
            50     55      60     65      70     75      80
          -------------------------------------------------
    50    4.03   4.16    4.31   4.47    4.65   4.83    5.02

F   55    4.18   4.33    4.50   4.69    4.89   5.10    5.32
E
M   60    4.34   4.52    4.72   4.95    5.19   5.44    5.69
A
L   65    4.52   4.73    4.98   5.25    5.55   5.87    6.18
E
    70    4.72   4.97    5.27   5.61    5.99   6.39    6.79
A
G   75    4.95   5.24    5.59   6.02    6.50   7.03    7.57
E
    80    5.19   5.52    5.94   6.45    7.07   7.76    8.50
   ==========================================================

                          TABLE E(3)
          Initial Monthly Payments Per $1,000 Applied
                     Joint & 1/2 Survivor
             Based on Interest at 3 1/2% Per Year
                           MALE AGE
   ----------------------------------------------------------
            50     55      60     65      70     75      80
          -------------------------------------------------
    50    4.22   4.39    4.60   4.85    5.14   5.47    5.83

F   55    4.38   4.56    4.79   5.06    5.38   5.74    6.13
E
M   60    4.57   4.77    5.02   5.32    5.68   6.08    6.52
A
L   65    4.81   5.03    5.31   5.65    6.05   6.51    7.02
E
    70    5.10   5.35    5.66   6.05    6.52   7.05    7.65
A
G   75    5.46   5.75    6.10   6.56    7.11   7.75    8.48
E
    80    5.87   6.21    6.63   7.16    7.82   8.61    9.52
   ==========================================================

    Payment rates for combinations of ages not shown may be obtained from the Company upon request.


Form 1018.44-94                        26

Flexible Premium Variable Life Insurance Policy. Adjustable Sum Insured. Death Proceeds Payable at Death of Insured Prior to Final Premium Payment Date. Flexible Premiums Payable to the Final Premium Payment Date. Coverage to the Final Premium Payment Date and Amount of Policy Value Not Guaranteed. Some Benefits Reflect Investment Results. Non-Participating.


Form 1018.1-94

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

======================== Accidental Death Benefit Rider ========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--The Company will pay the accidental death benefit when the principal office receives due proof that:

o the insured's death resulted directly and solely from accidental drowning or accidental bodily injury evidenced by a visible contusion or wound on the exterior of the body or by internal injuries shown by an autopsy; and

o     the insured's death occurred within 90 days after such injury; and

o     the insured's injury and death occurred while this rider was in force.

If the accidental injury occurred while the insured was a fare paying passenger in or on a public conveyance operated by a common carrier for passenger service, the accidental death benefit will be doubled.

Unless requested otherwise, the benefit will be paid to the beneficiary entitled to the proceeds under the policy and will be paid in the same manner.

Exclusions--This rider does not cover death which results directly or indirectly from:

o     suicide or attempted suicide, while sane or insane; or

o     the commission of a felony by the insured; or

o     war, declared or undeclared, or any act of war; or

o     travel or flight in or descent from any aircraft if the insured:

      o     is a pilot, officer or member of the crew; or

      o is traveling or flying for the purpose of descent from such aircraft while in flight; or

      o     is giving or receiving any kind of training or instructions; or

      o     has duties aboard such aircraft.

o     any physical or mental infirmity, illness or disease; or

o the entry into the body by any means, whether voluntary or involuntary, of:

      o     any excitant or hallucinogen; or

      o any narcotic, hypnotic or sedative, unless use is as prescribed by a physician acting within the scope of his license; or

      o     any poison or poisonous substance; or

      o any gas or fumes, other than involuntarily in the course of employment.

Claim--Written notice of claim must be sent to the principal office within 91 days after the insured's death. Failure to furnish notice within such time will not void a claim if it is shown that notice was given as soon as was reasonably possible.

If a claim under this rider is denied, any other death benefits may be paid under the policy without prejudice to the claim for, or the defense to, the accidental death benefit.

Incontestability--Except for failure to pay the monthy mortality charge, this rider cannot be contested after it has been in force during the insured's lifetime for two years from its date of issue.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy while the insured is alive; or

o     the day before the policy anniversary nearest age 70; or


Form 1063-83

o     the end of the policy month following a request for termination.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show for this rider:

o     the date of issue; and

o     the accidental death benefit amount.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly mortality charge for this rider is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


     /s/ [Illegible]                        /s/ Richard M. Reilly

         Secretary                               President


Form 1063-83

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================ Waiver Of Premium Rider ===========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--While the insured is totally disabled, the company will add to the policy value the waiver of premium benefit. This benefit is the larger of:

o     the amount shown in the schedule of benefits and premiums; or

o the minimum monthly factor applicable to the face amount covered by this rider; or

o the monthly mortality charges applicable to the face amounts and other riders covered by this rider.

The waiver of premium benefit is subject to:

o     the company's receipt of due proof of such total disability; and

o     evidence the total disability:

      o     began while this rider was in force; and

      o     began before the policy anniversary nearest age 65; and

      o     has continued for at least 4 months; and

o     the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest age 5, if later. The benefit will not be provided for any period more than one year prior to the date the company receives written notice of claim. The company will credit the policy value with any benefit which applies to the time during which benefits are payable.

If the insured's total disability occurs before the policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest age 65 or two years, whichever is longer.

Benefits will cease on the next monthly payment date following the end of a period of total disability.

Definitions of Total Disability--Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means to attend school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:

o during the first 60 months of disability, the occupation of the insured when such disability began; and

o thereafter, any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

o     speech;

o     hearing in both ears; or

o     the sight of both eyes; or

o     the use of both hands; or

o     the use of both feet; or

o     the use of one hand and one foot.

Risks Not Covered--No benefit will be provided if total disability results, directly or indirectly, from:

o an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

o any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the date of issue of this rider.


Form 1074-86                          (over)

Notice and Proof of Claim--Written notice of claim must be sent to the principal office:

o     during the lifetime of the insured; and

o     while the insured is totally disabled; and

o     not later than 12 months after this rider terminates.

Proof of claim must be sent to the principal office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished upon request by the company. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health and may include medical exams of the insured conducted by physicians chosen by the company. Such medical exam will be at the company's expense. After total disability has continued for 24 months, proof will not be required more than once a year nor after the policy anniversary nearest age 65.

Benefit Changes--The benefit may be changed on written request. Any increase is subject to:

o     evidence of insurability;

o the insured must be under age 60 and insurable according to the company's underwriting rules; and

o payment to the company of the amount needed to keep the policy in force if the surrender value is less than all charges due on the policy.

No increases when added to the existing benefit, shall exceed the following limits:

------------------------------------------
          Maximum Benefit Table
------------------------------------------
                       Monthly Benefit
        Attained         Per $1,000
           Age           Face Amount
------------------------------------------
           0-19            $1.00
          20-29             1.25
          30-39             2.00
          40-49             3.00
          50-54             4.00
    55 and above            5.50
------------------------------------------

The waiver of premium benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly payment date on or after the date all conditions are met. The changed benefit will be shown in a supplementary schedule of benefits and premiums. The charges for an increased benefit will be shown in a Supplementary Mortality Rate Table if the insured's class of risk changes.

Incontestability--Except for failure to pay the monthly charges, this rider cannot be contested after the end of the following time periods:

o the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

o an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy; or

o the day before the policy anniversary nearest age 65, except as provided in the benefit provision; or

o     the end of the policy month following a request for termination.

Rider Charge--Charges for this rider are paid as a part of the monthly mortality charges due under this policy.

The monthly charge is the waiver charge shown in the Mortality Rate Table multiplied by the greater of:

o the monthly mortality charges applicable to the face amount and other riders covered by this rider; or

o one-half of the waiver of premium benefit shown in the schedule of benefits and premiums.


Form 1074-86

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, waiver of premium coverage must also be requested. The company reserves the right to decline issuance of the waiver of premium coverage for the increased face amount or additional rider benefit.

If total disability begins during the grace period of a past due premium, such premium will be payable.

The waiver of premium benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the company at Dover, Delaware.


     /s/ [Illegible]                          /s/ Richard M. Reilly

          Secretary                               President

Form 1074-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================= Guaranteed Insurability Rider ========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider.

Benefit--On each option date the owner may increase the face amount of insurance without evidence of insurability if written request is made:

o     during the lifetime of the insured;

o     while this rider and policy are in force; and

o     subject to the terms of this rider.

Option Dates--The first option date for this rider is shown in the schedule of benefits and premiums. Subsequent option dates occur on every second anniversary of the first option date until the policy anniversary nearest age 40 or until the fifth option date, whichever is later.

Exercise of Increase Option--Options may be exercised on the life of the insured not earlier than 60 days prior to, nor later than 31 days after an option date. The increased face amount will be:

o     not less than $10,000; and

o not greater than the option amount or the total option amount remaining, if less.

The mortality charges for the increased face amount will be calculated in the same manner as mortality charges for other increases in the face amount. The guaranteed mortality charges for such increases will not exceed the guaranteed mortality charges in effect on the date of issue of this rider.

A supplemental schedule of benefits and premiums will be issued. This schedule will include the following information:

o     the effective date of the increased face amount;

o     the amount of the increase; and

o     the surrender charge.

The supplemental schedule of benefits and premiums will also show the new minimum monthly factor and the new guideline premiums applicable to the entire policy. There is no administrative charge for the exercise of this option.

If the surrender value on the date of issue of an increase is less than the mortality charges due on the policy you must pay to the Company the grace period premium.

The effective date of the increased face amount will be the monthly payment date following the date of the written request. If the insured dies after the date of the written request and before the increased face amount takes effect, the Company will refund any premium paid to exercise this option.

The time periods in the suicide and incontestable clauses for the increased face amount will be measured from the date of issue of this rider.

Waiver of Premium--If this policy contains a waiver of premium benefit rider on the increase date, the benefit may be increased without evidence of insurability. If waiver of premium benefits are being paid on the increase date, the increased benefit will become payable on the increase date.

If the waiver of premium benefit on an increase date is designated in the schedule of benefits and premiums as the mortality charges, this benefit will be increased by the mortality charges for the increased face amount.

If the waiver of premium benefit on an increase date is a dollar amount shown in the schedule of benefits and premiums, this benefit will be increased by the smaller of:

o the excess, if any, of the monthly equivalent of the periodic premium for the policy on the increase date over the waiver of premium benefit immediately prior to the increase; and

o     the amount shown in the waiver of premium benefit table.

-----------------------------------------------
      Waiver of Premium Benefit Table
-----------------------------------------------
                         Monthly Benefit
        Attained        Increase Per $1,000
          Ages       Face Amount Increased:*
-----------------------------------------------
         18-19              $.50
         20-29               .63
         30-39              1.00
         40-49              1.50
         50-54              2.00
         55-59              2.75
-----------------------------------------------
 * In no event may the waiver of premium benefit
   be increased to exceed the monthly equivalent
   of the periodic premium.
-----------------------------------------------


Form 1066-86                          (Over)

Incontestability--Except for failure to pay the monthly mortality charge, this rider cannot be contested after it has been in force during the insured's lifetime for two years from its date of issue.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the end of the policy month following a request for termination; or

o     the last option date; or

o the date of issue of an increase which, when added to the sum of all prior increases under this rider, reduces the total option amount remaining to less than $10,000.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show for this rider:

o     the date of issue;

o     the first option date;

o     the option amount; and

o     the total option amount.

Except as otherwise provided, any additional benefits or riders will not be added or increased without the Company's prior consent.

Reinstatement of this rider will not revive any option date which occurred during the period of lapse.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly mortality charge for this rider is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                   Signed for the Company at Dover, Delaware.


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President

Form 1066-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

========================== Children's Insurance Rider ==========================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider. "Insured child" is defined below.

==================================== Benefit ===================================

Benefit--The Company will pay the children's insurance benefit upon receipt of due proof that an insured child died while this rider was in force. The amount of the children's insurance benefit is shown in the schedule of benefits and premiums. Unless requested otherwise, the beneficiary under this rider is the owner.

Insured Child Description--"Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

o is named in the application for this rider and on the date of the application has not reached his or her 18th birthday; or

o is acquired during the insured's lifetime after the date of the application but before such child's 18th birthday.

No child can be an insured child while under the age of 14 days. A person will cease to be an insured child on the policy anniversary nearest the earlier of the insured child's 25th birthday and or the insured's 65th birthday.

Period of Term Insurance--The term insurance on each insured child will begin on the date of issue of this rider if the child is an insured child on such date; otherwise the term insurance will begin on the date the insured child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an insured child.

Paid-Up Term Insurance--If the insured dies while this rider is in force, the term insurance in force on each insured child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an insured child. This rider may be surrendered any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if this rider is surrendered within 30 days after a policy anniversary, the value will not be less than the net reserve on such anniversary. We will furnish a statement of the values for this rider upon request.

================================== Conversion ==================================

Conversion--You may convert the insurance on the life of an insured child if such request is made:

o within 60 days before the term insurance on the life of an insured child expires;

o     during the insured child's lifetime; and

o     while the rider is in force.

You may convert to a new policy issued either by the Company or by First Allmerica Financial Life Insurance Company. Evidence of insurability will not be required.

New Policy Description--The new policy will be issued:

o on any form of life insurance other than term being issued on the date of issue of the new policy;

o     on the life of the insured child only; and

o at the insured child's age and for the premium rates in use on the date of issue of the new policy.


Form 1068-84                         (Over)

============================ Conversion (continued) ============================

The sum insured may not be less than the minimum issue limit of the company issuing the new policy. The sum insured may not be more than 5 times the amount of insurance under this rider on the insured child.

The new policy will not become binding unless the first premium is paid during the lifetime of the insured child and within 31 days after the expiration of the term insurance under this rider.

The date of issue of the new policy will be the day after the expiration of the term insurance under this rider.

The new policy will be subject to any assignments outstanding against this rider. Riders will be available on the new policy subject to evidence of insurability and consent of the company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired.

First Allmerica Financial Life Insurance Company agrees that, on written request and payment of the premium for the new policy, it will issue a policy of insurance in accordance with the terms and conditions of the Conversion Provision of this policy.

    Signed for the Company at Worcester, Massachusetts on the date of issue.


         /s/ Richard J. Baker                   /s/ John J. O'Brien

             Secretary                              President

==================================== General ===================================

Incontestability--Except for failure to pay the charges, this rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its date of issue. The insurance on any insured child named in the application cannot be contested after it has been in force, during the insured child's lifetime, for two years from the date of issue of this rider.

Misstatement of Age--If the age of a child has been misstated and if the child would not have been an insured child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child shall be repaid to the company. If the age of the insured has been misstated, the termination date of the insured child's coverage will be based upon the insured's correct age.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o the termination or maturity of the policy except as provided in the Paid-Up Term Insurance provision; or

o     the day before the policy anniversary nearest the insured's age 65; or

o     the end of the policy month following a request for termination.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Charges for this rider are payable as a part of the monthly mortality charges due under this policy. The monthly charge is shown on page 5 or 5.1.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1068-84

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

============================== Other Insured Rider =============================

This rider is a part of the policy to which it is attached if it is shown in the schedule of benefits and premiums. The insured under the policy is the insured under this rider. "Other insured" is each person other than the insured who is insured under this rider.

==================================== Benefit ===================================

Benefit--The company will pay the term insurance benefit upon receipt of due proof that an "other insured" died prior to his or her term expiry date while this rider is in force. Unless otherwise requested, the term insurance benefit will be paid to the owner.

An Other Insured Schedule Page shows for each "other insured":

o     the name and age;

o     the adminstrative charge, if any;

o     the term insurance benefit;

o     the effective date of the term insurance; and

o     the term expiry date.

=========================== Benefit Change Provisions ==========================

Change Provisions--The owner may change the amount of term insurance with respect to each "other insured" if such request is made:

o     during the lifetime of the "other insured"; and

o     on written request while this policy is in force.

Increase--Any increase in the amount of term insurance is subject to:

o     evidence of insurability;

o the "other insured" must be under age 81 and insurable according to the Company's underwriting rules;

o     payment of an administrative charge not greater than $50; and

o payment to the Company of the amount needed to keep the policy in force if the surrender value of the policy is less than all charges due on the policy.

The effective date of the increased amount of term insurance will be the first monthly payment date on or following the date all the conditions are met. A supplemental Other Insured Schedule will be issued. This schedule will include the following information for the additional amount of term insurance:

o     the name of the "other insured";

o     the effective date of the increased term insurance;

o     the amount of the increase in the term insurance; and

o     minimum monthly factor, guideline premiums and charges.

No increase may be less than the Company's minimum limit in effect on the date of the request.

Decrease--A request to decrease the amount of term insurance on an "other insured" will be effective on the monthly payment date following the date of the written request. Such term insurance will be decreased or eliminated in the following order:

o     first, the most recent increase;


Form 1067-86                          (Over)

o     second, the next most recent increase successively; and

o     finally, the original amount of term insurance.

A supplemental Other Insured Schedule will be issued. This schedule will include the following information:

o     the name of the "other insured";

o     the effective date of the decrease in the amount of term insurance; and

o the amount of the decrease in the term insurance and the benefit remaining in force.

Term insurance on an "other insured" may not be reduced to less than the Company's minimum issue limit.

The Company reserves the right to establish a minimum limit for the amount of any decrease.

================================== Conversion ==================================

Conversion--You may convert the insurance on the life of an "other insured" if such request is made:

o     prior to the "other insured's" age 71;

o     during the "other insured's" lifetime; and

o     while this rider is in force.

Evidence of insurability will not be required.

New Policy Description--The new policy will be a flexible premium adjustable life insurance policy. The new policy will be issued:

o     on the life of the "other insured" only;

o for the same risk class which applies to the "other insured" under this rider; and

o at the "other insured's" age and for the rates in use on the date of issue of the new policy.

The date of issue of the new policy will be the monthly payment date following the date conversion is requested and the first premium is paid. Term insurance for the "other insured" ends when coverage under the new policy begins.

The sum insured may not be less than the minimum issue limit of the Company. The sum insured may not exceed the sum insured in effect on the date conversion is requested.

The owner will pay an amount equal to the premium on the new policy. Riders will be available on the new policy subject to evidence of insurability and consent of the Company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provisions in this rider would have expired. The new policy will be subject to any assignments outstanding against this rider.

==================================== General ===================================

Owner--The owner of the policy is the owner of this rider. However, if the insured is the owner of the policy and at the time of the insured's death there is no contingent owner named, each "other insured" will become the owner of the term insurance on his or her life.

Conversion Following Insured's Death--If the insured dies while the policy and rider are in force, the owner may convert any "other insured" insurance within 90 days after the insured's death.

Conversion is subject to the conversion provisions. Term insurance will continue on the life of each covered "other insured" during the conversion period. This term insurance will begin on the date of the insured's death and will end on the first to occur of:

o     the expiration of the conversion period; or

o     the date of issue of the conversion policy.


Form 1067-86

Incontestability--Except for failure to pay premiums, term insurance with respect to each "other insured" cannot be contested after the expiration of the following time periods:

o the initial term insurance benefit cannot be contested after the term insurance has been in force during the "other insured's" lifetime for two years from the effective date; and

o an increase in the term insurance as a result of a request by the owner which includes evidence of insurability cannot be contested after the increased amount has been in force during the "other insured's" lifetime for two years from its effective date.

Suicide Exclusion--The risk of suicide of an "other insured", while sane or insane, within two years of the effective date of the initial term insurance is not assumed. The beneficiary will receive the sum of the mortality charges paid.

The risk of suicide of an "other insured", while sane or insane, within two years of the effective date of any increase in the term insurance amount as a result of a request by the owner which includes evidence of insurability is also not assumed to the extent of such increase. The beneficiary will receive the mortality charges paid for such increase.

Misstatement of Age--If the age of an "other insured" has been misstated, the amount payable under this rider will be such as the charges paid on the last monthly payment date would have purchased at the "other insured's" correct age.

Charges--Charges for this rider are payable as a part of the monthly mortality charges due under this policy.

The maximum charges for each year for each "other insured" are shown in the Other Insured Schedule or Schedules. There may be no more than five "other insureds" under this rider.

Termination--This rider will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy; or

o     the monthly payment date following a request for termination.

Term insurance will terminate with respect to an "other insured" on such "other insured's" term expiry date.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this rider.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

                    Signed for the Company at Dover, Delaware


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1067-86

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                 OPTION TO ACCELERATE DEATH BENEFITS ENDORSEMENT

This endorsement is a part of the policy to which it is attached. The insured under this endorsement is the insured under the policy. This endorsement does not apply to any benefits provided by rider.

Benefit--While this endorsement is in force, the owner may elect to receive a portion of the death proceeds, called the "living benefit," prior to the insured's death under either the terminal illness option or the nursing home option, subject to the definitions, conditions and limitations in this endorsement.

Definitions--"Option amount" means that portion of the sum insured which the owner elects to apply under this option. The option amount must be at least $25,000 and may not exceed the lesser of:

o     one-half of the sum insured on the date the option is elected; or

o the amount that would reduce the face amount to the Company's minimum issue limit for this policy; or

o     $250,000.

"Option percentage" is the option amount divided by the sum insured.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this endorsement, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the policy multiplied by the option percentage. The following factors will be used to calculate the living benefit:

o     age;

o     sex, unless the policy is issued on a unisex basis;

o     life expectancy;

o     policy value;

o     debt;

o rate of interest currently being credited to the policy value including those values which are subject to debt;

o     face amount;

o     death benefit option;

o     current insurance charges;

o     administrative charges; and

o     an expense charge of $150.

An amount equal to the debt multiplied by the option percentage will be deducted from the living benefit. The remaining debt will continue in force.

The assumptions used by the Company to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; that is, based on changes in future expectations. The Company will not change these factors to recoup any prior losses or distribute past gains under the endorsement.

"Eligible nursing home" means an institution or special nursing unit of a hospital which meets at least one of the following requirements:

1. it is Medicare - approved as a provider of skilled nursing care services; or

2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

3.    it meets all the requirements listed below:

      o it is licensed as a nursing home by the state in which it is located;

      o its main function is to provide skilled, intermediate or custodial nursing care;

      o it is engaged in providing continuous room and board accommodations to 3 or more persons;

      o it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

      o     it maintains a daily medical record of each patient; and

      o     it maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities are not eligible nursing homes.

"Proof of claim satisfactory to the Company" shall include:

o a request signed by the insured to disclose all facts concerning the insured's health;


END 239-91                             1

o records of the attending physician, including a prognosis of the insured; and

o if requested by the Company, and at its expense, a medical examination of the insured, conducted by a physician of the Company's choice.

Conditions--Upon written request you may elect to receive payment under one of the accelerated death benefit options subject to the following conditions:

o     the policy is in force;

o a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if other than the owner; and

o     the insured qualifies for the option you elect.

Terminal Illness Option--If you provide proof of claim satisfactory to the Company that the insured's life expectancy is 12 months or less, you may elect to receive equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, the Company will pay the beneficiary in one sum the present value of the remaining payments due under this endorsement calculated at the interest rate used by the Company to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive an amount equal to the living benefit in a lump sum.

Nursing Home Option--If (1) the insured is confined to an eligible nursing home and has been confined there continuously for the preceding six months; and (2) you provide proof of claim satisfactory to the Company that the insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of living benefit, each payment will be at least the minimum amount shown in that table. The table assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, the Company will pay the beneficiary in one sum the present value of the remaining payments due under this endorsement calculated at the interest rate used by the Company to determine those payments.

You may elect a longer payment period than that shown in the table. If you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

              MINIMUM MONTHLY
   PAYMENT      PAYMENT FOR
   PERIOD        EACH $1,000
   IN YEARS   OF LIVING BENEFIT

       1            $85.21
       2            $43.64
       3            $29.80
       4            $22.89
       5            $18.74
       6            $15.99
       7            $14.02
       8            $12.56
       9            $11.42
      10            $10.51
      11             $9.77
      12             $9.16
      13             $8.64
      14             $8.20
      15             $7.82
      16             $7.49
      17             $7.20
      18             $6.94
      19             $6.71
      20             $6.51
      21             $6.33
      22             $6.17
      23             $6.02
      24             $5.88
      25             $5.76
      26             $5.65
      27             $5.54
      28             $5.45
      29             $5.36
      30             $5.28

The Company reserves the right to set a maximum monthly benefit, which will not be less than $5,000.

If you do not wish to receive monthly payments, you may elect to receive a single sum equal to the living benefit.


END 239-91                             2                   (Continued on page 3)

Effect on Policy--The sum insured of the policy will be decreased by the option amount. Such decrease will be effective on the monthly payment date following the date of the written request. Existing insurance will be decreased or eliminated in the following order:

o   first, the most recent increase;

o   second, the next most recent increases successively; and

o   last, the initial face amount.

A surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

o the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus

o a pro rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.

New specification pages will be issued. These pages will include the following information:

o     the effective date of the decrease;

o     the amount of the decrease and the benefit remaining in force;

o     the revised surrender charge;

o     the revised minimum monthly factor, if any; and

o     the new guideline premiums.

The policy value will be reduced in the same proportion as the reduction in the sum insured. Riders will continue in force.

If the policy definition of "sum insured" provides that the sum insured may equal "$25,000 plus the cash value," this portion of the definition hereby is amended to read:

  "$25,000 times the option percentage plus the cash value."

First to Die Policy--The following provisions apply if this endorsement is attached to a First to Die Flexible Premium Adjustable Life Insurance Policy:
The "insured" shall mean the first insured to qualify for benefits under this endorsement. No additional living benefits will be provided if other insureds qualify prior to the death of the first insured to die. If the first to die under the policy is not the insured under this endorsement, the death proceeds as adjusted by this endorsement will be paid to the beneficiary of the policy, and payment of the living benefit will continue as provided in this endorsement.

Exclusion--No benefit will be paid under this endorsement if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination--This endorsement will terminate on the first to occur of:

o     the end of the grace period of a premium in default; or

o     the termination or maturity of the policy while the insured is alive; or

o     at any time on your written request.

General--The schedule of benefits and premiums (page 3 or 3.1 of the policy) will show the date of issue of this endorsement.

The living benefit will be made available to you on a voluntary basis only.
Accordingly:

(a) If you are required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

(b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this endorsement.

Signed for the Company by its President and Secretary at Worcester, Massachusetts.


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


END 239-91                                   3

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

                         GUARANTEED DEATH BENEFIT RIDER

This rider is a part of the policy to which it is attached if it is listed in the specifications page. The rider is issued is consideration of the payment of the premium. The amount of the premium for this rider is shown in the specifications page.

While this rider is in effect, the policy will not lapse if the following tests are met:

1. Within 48 months following the date of issue of the policy and the date of issue of any increase in the face amount, the sum of the premiums paid less any debt, partial withdrawals and withdrawal charges must be greater than the minimum monthly factor (if any) multiplied by the number of months which have elapsed since the date; and

2. On each policy anniversary, (a) must exceed (b) where, since the date this policy was issued:

      (a) is the sum of your premiums less any partial withdrawals, partial withdrawal charges and debt which is classified as a preferred loan; and

      (b) is the sum of the minimum guaranteed death benefit premiums. The minimum guaranteed death benefit premium amount is shown on the specifications page or on a new specifications page in the event of a policy change. The minimum guaranteed death benefit premium will be prorated in any year in which there is a policy change.

If the policy value is less than the surrender charge on a monthly payment date, the monthly deduction will be made from the policy value. If the policy value is less than the monthly deduction, the entire policy value will be applied to the monthly deduction.

If this rider is in effect on the final premium payment date, a death benefit will be provided while this rider remains in force. The death benefit will be the face amount as of the final premium payment date or the policy value as of the date due proof of death is received by the Company, whichever is greater. Monthly insurance charges will not be deducted after the final premium payment date if the policy qualifies for the Guaranteed Death Benefit.

The Guaranteed Death Benefit will end and may not be reinstated on the first to occur of the following:

      1.    Foreclosure of a policy loan; or

      2. The date on which the sum of your payments does not meet or exceed the applicable Guaranteed Death Benefit test; or

      3. Any policy change that results in a negative guideline level premium; or

      4. The effective date of a change from Sum Insured Option 2 to Sum Insured Option 1 if such change occurs within 5 policy years of the final premium payment date; or

      5. A request for a partial withdrawal or preferred loan is made after the final premium payment date.


Form 1091-97

It is possible that the policy value will not be sufficient to keep the policy in force on the first monthly payment date following the date this rider terminates. The net amount payble to keep the policy in force will never exceed the surrender charge plus three monthly deductions.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, execeuted this rider at Worcester, Massachusetts on the date of issue of this rider.


    /s/ Richard M. Reilly                      /s/ [Illegible]

        President                                   Secretary

Form 1091-97

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY

===================== Life Insurance Exchange Option Rider =====================

This rider is a part of the policy to which it is attached if it is listed in the schedule of benefits and premiums. The rider is issued in consideration of the payment of the premium. The amount of the premium for this rider is shown in the schedule. The insured under this policy is the insured under this agreement. The successor insured will be the person named in the application when the exchange option is exercised.

Exchange Option Benefit--While this rider is in force, the owner may exchange the existing policy for a new policy of life insurance on the life of the successor insured subject to the provisions and conditions of this rider.

Definitions--"Existing policy" means the policy to which this rider is attached insuring the life of the insured.

"New policy" means the policy insuring the life of the successor insured.

Exercise of the Option--The owner must provide the following to the Company while the rider is in force:

o     a written application for an eligible policy of life insurance,

o evidence of insurability showing the successor insured is under age 76 and insurable,

o     proof the owner has an insurable interest in the successor insured,

o written consent to the exchange by all assignees and irrevocable beneficiaries, if any, of this policy,

o     payment of any amounts required by this rider, and

o     surrender of the existing policy.

If the successor insured is not insurable, the Company will return to the owner any amounts paid. In such event the existing policy and this rider will remain in force.

Exchange Date--The exchange date will be the monthly payment date next following the later of:

(a) the date the Company receives payment of any amount due for the exchange; and

(b)   the date the Company approves the issuance of the new policy.

Insurance provided by the existing policy shall terminate at the end of the day preceding the exchange date. Insurance on the life of the successor insured will begin on the exchange date. No death benefit will be paid if the successor insured dies on or after the date of the application for the new policy and before the exchange date. Instead, the Company will refund the amount paid on the new policy, if any.

Required Payment or Adjustment--If the exchange date is within one year of the date of issue of the existing policy or any increase in the face amount, a premium adjustment may be made. If the minimum monthly factor for the new policy exceeds such factor for the existing policy, there will be paid to the Company an amount equal to the excess.

A premium equal to two month's charges will be due if the surrender value is not large enough to pay such charges on the exchange date for the successor insured.

After the first anniversary the surrender value of the new policy may not exceed the surrender value of this policy on the date of exchange.

Any debt under the existing policy will be transferred to the new policy; however, if the debt is greater than the loan value of the new policy, the excess must be repaid to the Company before the exchange date.

New Policy Description--The date of issue of the new policy will be the later of the date of issue of the existing policy and the policy anniversary following the successor insured's date of birth. The time periods in the suicide and incontestability provisions will be measured from the exchange date.


Form 1069-87                          (Over)

The new policy will be a flexible premium adjustable life insurance policy. The mortality charges will be based on the rates in use on the date of issue of the new policy for the successor insured's class of risk on the exchange date.

The face amount of the new policy may not be less than the Company's published minimum issue limits nor greater than the face amount of the existing policy.

The Company, at its discretion, may decline to include in the new policy any riders. Charges for riders included in the new policy will be at the rates in use on the exchange date for the successor insured's class of risk.

Termination--This rider will terminate on the first to occur of:

o the expiration of the grace period of any premium in default under the existing policy, or

o termination or maturity of this policy during the lifetime of the insured, or

o     upon written request by the owner, or

o the date preceding the policy anniversary nearest the insured's 70th birthday, or

o     exercise of this exchange option.

General--Except as otherwise provided herein, all of the provisions and conditions of the existing policy apply to this rider.

IN WITNESS WHEREOF, the Company has, by its President and Secretary, executed this rider at Worcester, Massachusetts on the date of issue of this rider.


     /s/ [Illegible]                         /s/ Richard M. Reilly

         Secretary                               President


Form 1069-87